EXHIBIT 4.6




EXCERPT OF RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF
AMERICAN EXPRESS COMPANY


       RESOLVED, that pursuant to the applicable provisions of the American Express Incentive Savings Plan (the "AXP ISP") and effective as of the date hereof, the last sentence of Section 4.6 of the AXP ISP is hereby amended to read as follows:

       In addition, if in the opinion of the Investment
       Committee circumstances so require, the Investment
       Committee may direct the Trustee, either until otherwise notified or for a specified period of time, to suspend the purchase and sale of common shares of the Company or of any other Investment
       Account under the Plan, and to invest all or any part of the Company Stock Account or of such other
       Investment Account in such short-term investments
       (including, but not limited to, one or more short-term investment funds maintained by the Trustee) as the Investment Committee deems appropriate.



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Amendment of AXP Benefit Plans Relating to LBH Spin-off

       RESOLVED, that, effective as of, and subject to, the 1994 distribution of common stock of Lehman Brothers Holdings Inc. by the Company to its common shareholders in a spin-off transaction, the Board of Directors of the Company hereby approves the following employee benefit plan amendments:

       1. The American Express Incentive Savings Plan is hereby amended by adding the following Article
            Seventeen to the end thereof:

                       "ARTICLE SEVENTEEN

          SPECIAL PROVISION FOR MEMBERS WHO TRANSFER TO
                  LEHMAN BROTHERS HOLDINGS INC.

       17.1 Effective as of the date of the 1994 distribution of common stock of Lehman Brothers Holdings Inc. ("LBHI") by the Company to its common shareholders in a spin-off transaction (the "Distribution"), the amounts credited to the accounts of Members under the Plan, who at the time of such Distribution are employees of LBHI or its subsidiaries, shall be deemed to be fully vested in the Members, notwithstanding the provisions of Paragraph 6.2 above."

       2. The American Express Retirement Plan is hereby amended by adding the following Article XX to the end thereof:

                           "ARTICLE XX
         CREDIT FOR VESTING SERVICE RELATED TO SPIN-OFF

       A. Effective as of the date of the 1994 distribution of common stock of Lehman Brothers Holdings Inc. ("LBHI") by the Company to its common shareholders in a spin-off transaction (the "Distribution"), continued employment with LBHI or its subsidiaries by former Employees of Employing Companies under the Plan, who at the time of such Distribution are employees of LBHI or its subsidiaries, shall be counted solely for vesting purposes under the Plan, notwithstanding the provisions of Article IV, Paragraph B above."


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                           ARTICLE 16

                  SPECIAL PROVISIONS FOR FORMER
          PARTICIPANTS IN EPSILON DATA MANAGEMENT, INC.
              401(k) PROFIT-SHARING PLAN AND TRUST


       16.1 Applicability of Article 16. Effective as of May 31, 1993 (the "Merger Date"), the Epsilon Data Management, Inc. 401(k) Profit-Sharing Plan (the "Epsilon Plan") was merged into this Plan. The provisions of this Article 16 shall apply only with respect to Members who were participants in the Epsilon Plan as of the Merger Date (the "Epsilon Members"). References to the provisions of the Plan, other than this Article 16, shall be made in determining any rights or requirements under the Plan not otherwise provided in this Article 16.

       16.2 Minimum Vesting Percentage. As of the Merger Date, the extent to which an Epsilon Member shall be vested in amounts credited to his account under the Plan which are attributable to matching contributions made under the Epsilon Plan ("Epsilon Matching Contributions") shall not be less than the percentage determined under Section 4.1 of the Epsilon Plan as of such date.

       16.3 Pre-retirement Distributions. If the Plan membership of an Epsilon Member is terminated for any reason other than one of those described in Paragraph 8.1 or 8.2, such Member shall be permitted to receive payment of amounts credited to his account under the Plan which are attributable to contributions under the Epsilon Plan at the times and in the forms permitted under Section 6.1 of the Epsilon Plan, in addition to any rights of such Member to receive his benefits paid in accordance with Paragraph 8.4 of this Plan.

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        Certificate of Amendment of the American Express
          Stock Ownership Plan and the American Express
                     Incentive Savings Plan



            WHEREAS, American Express Company, a New York corporation (the "Company"), established the American Express
Stock Ownership Plan, effective as of January 1, 1982 (the
"SOP"); and

            WHEREAS, the Company established the American
Express Incentive Savings Plan, effective as of June 11, 1973
(the "ISP"); and

            WHEREAS, the Company has amended the SOP and ISP from time to time thereafter; and

            WHEREAS, the SOP provides that SOP members (the
"Members") who are "Qualifying Members" within the meaning of
Section 1.32 of the SOP may direct that a portion of their SOP account (the "Amount") may be distributed to them; and

            WHEREAS, to facilitate the administration of the Company's tax qualified retirement plans the Company desires that, in lieu of permitting Qualifying Members to direct the distribution of their Amounts to them from the SOP, the SOP be amended to permit Qualifying Members to transfer the Amount to the American Express Incentive Savings Plan (the "Plan"), following which such Amount shall be distributed to the Qualifying Member on the same basis and subject to the same terms and conditions it would have been subject to under the provisions of the SOP prior to this amendment; and

            WHEREAS, the Company desires to amend the ISP to provide that the ISP will (i) accept asset transfers from the SOP to the ISP directed by "Qualified Members" pursuant to subparagraph 8.1.3(i) of the SOP and (ii) distribute the amounts so transferred to the Qualified Members; and

            WHEREAS, Article Thirteen of the ISP and Article
Thirteen of the SOP authorize the Company to amend the ISP and SOP;

            NOW, THEREFORE, the SOP and ISP are hereby amended as follows:

            1. Subparagraph 8.1.3 of the SOP is hereby amended to read:


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            "8.1.3   Investment Options.
                     (i) At the election of the Qualified Member, the Plan shall transfer (notwithstanding
                     Section 409(d) of the Code) the portion of the Member's Plan Account that is covered by the election, to the American Express Incentive Savings Plan within ninety (90) days after the last day of the period during which the election can be made. The assets so transferred to the American Express Incentive Savings Plan shall be subject to such requirements of the Plan concerning put options as would otherwise apply to a distribution of shares of Common Stock from the Plan.

                     (ii)  In lieu of a transfer under
                     subparagraph 8.1.3(i), the Qualified Member who has the right to direct the transfer under subparagraph 8.1.3(i) may, with the consent of the Administration Committee in its sole discretion, direct the Plan to transfer the portion of the Member's Plan Account that is covered by the election to another qualified plan of the Employing Company (including the American Express Incentive Savings Plan) which accepts such transfers, provided that such plan permits employee-directed investment and does not invest in Common Stock to a substantial degree. Such transfer shall be made no later than ninety (90) days after the last day of the period during which the election can be made.

                     (iii)  Under Part A of the Plan, any
                     transfer under this subparagraph 8.1.3 shall be made first from Common Stock allocated to the Member's Plan Account at least eighty-four (84) months before the month in which the distribution or transfer occurs."


            2. Article Eleven of the ISP is hereby amended by adding the following new paragraph 11.10 to read:

            "11.10 Transfer of Assets from the American Express Stock Ownership Plan to the Plan. In the case of a Member who, under subparagraph 8.1.3(i) of the American Express Stock Ownership Plan (hereinafter, the "SOP"), directs that a portion of his assets under that plan be transferred to the Plan, the Trustee shall accept the transfer of such assets directly from the trustee or the custodian of the SOP's assets, and administer such assets in accordance with the applicable provisions of the Plan, Section 401(a)(28) of the Code and the provisions of the SOP concerning


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                      put options as would otherwise apply to a
                      distribution of shares of Common Stock from the SOP. The assets transferred under this subparagraph shall, following the completion of such form(s) as the Administration Committee may require, be distributed to the Member in compliance with the requirements of Section 401(a)(28) of the Code in a single lump sum no later than the ninetieth (90th) day following the last date on which the Member could have made the election described in subparagraph
                      8.1.3 (i) of the SOP. This paragraph shall apply notwithstanding any other provision of the Plan other than such provisions as require the consent of the Member to a distribution in excess of $3,500."


            3. In all other respects the ISP and SOP are hereby ratified and confirmed.

            IN WITNESS WHEREOF, these Amendments are hereby adopted this 19th day of December, 1992, effective January 1, 1993.

                                         AMERICAN EXPRESS COMPANY



                                     By: /s/ Gary A. Beller
                                         ------------------------
                                         Gary A. Beller
                                         Executive Vice President
                                         and General Counsel

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